Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS METASTAT, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

METASTAT, INC.

Promissory Note

U.S. $__________	Issuance Date: July __, 2015
No.: 2015- __	Maturity Date: July __, 2016

FOR VALUE RECEIVED, MetaStat, Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of ______________ or any permitted holder of this promissory note (the “Payee”), at the principal office of the Payee set forth herein, or at such other place as the Payee may designate in writing to the Company, the principal sum of ________________________ ($_____________), with interest on the unpaid principal balance hereof at a rate equal to eight percent (8%) per annum commencing on the date hereof (the “Issuance Date”), in such currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided in this promissory note (this “Note”). This Note has been entered into pursuant to the terms of a note purchase agreement (the “Purchase Agreement”) dated as of July __, 2015 by and among the Payee, the Company and certain holders of other promissory notes (the “Other Notes”) for an aggregate principal amount of up to approximately $1,200,000. Unless otherwise separately defined herein, each capitalized term used in this Note shall have the same meaning as set forth in the Purchase Agreement.

1.           Principal, Interest Payments, Rank and Prepayment.

(a)           The Company shall repay the entire principal balance then outstanding under this Note on July __, 2016 (the “Maturity Date”).

(b)           Interest on the outstanding principal balance of this Note shall accrue at a rate of eight percent (8%) per annum commencing on the date hereof, which interest shall be computed on the basis of the actual number of days elapsed and a year of three hundred and sixty-five (365) days. Furthermore, upon the occurrence of an Event of Default (as defined below), then to the extent permitted by applicable law, the Company will pay interest to the Payee on the then outstanding principal balance of the Note from the date of the Event of Default until this Note is paid in full at the rate of twelve percent (12%) per annum.

(c)           Upon the earlier of the Maturity Date or an Event of Default (as defined below) hereunder, this Note shall be senior with respect to payment to all existing and future indebtedness of the Company except as otherwise required by applicable law.

(d)           At the Company’s sole option, the Company may prepay all or a portion of the outstanding principal amount of this Note plus all accrued and unpaid interest hereon in cash at any time prior to the Maturity Date without penalty or premium.  Any payments made under this Note shall be applied first to the accrued and unpaid interest, if any, and the remainder to the unpaid principal amount.  The Company shall provide the Payee with five (5) business days’ written notice of its intention to prepay this Note.

2.           Voluntary Exchange of Principal and Interest upon Public Offering. Subject to the terms and conditions of this Section 2 and provided this Note remains outstanding, the Payee shall have the right, at the Payee’s option, to exchange (the “Voluntary Exchange”) the outstanding principal balance of this Note plus the Conversion Interest Amount (as defined below) into such number of fully paid and non-assessable securities (shares and warrants) to be issued in the Public Offering (as defined below). With respect to determining to exercise the Voluntary Exchange, the Company and/or the Company’s investment banker(s) shall communicate and provide notice of the timing, pricing and closing of the Public Offering to the Payee in the same manner as all other investors in the Public Offering. Upon effectuating such Voluntary Exchange, the Payee shall be deemed to be a purchaser in the Public Offering and shall be granted all rights afforded to an investor in the Public Offering. For purposes of this Section 2, “Public Offering” shall mean a registered offering of equity or equity-linked securities following the Issuance Date, resulting in gross proceeds of at least $5,000,000 to the Company. For purposes of this Section 2, “Conversion Interest Amount” shall mean interest payable in an amount equal to all accrued but unpaid interest assuming the Note had been held from the Issuance Date to the Maturity Date (for the avoidance of doubt, such amount that is equal to 8% multiplied by the principal balance).  Subject to the terms of Section 3 below, in the event the Payee does not exercise the Voluntary Exchange, the Note shall remain outstanding.

3.           Mandatory Repayment. In the event the Company completes a Public Offering, and the Payee elects not to effectuate the Voluntary Exchange, then the Company shall, within five (5) business days of completing the Public Offering, repay the outstanding principal amount of this Note plus all accrued and unpaid interest hereon in cash to the Payee.

4.           Additional Indebtedness. The Company shall not, without first obtaining the consent of from the holders of a majority of the principal amount of Notes (this Note and the Other Notes) (which consent will not be unreasonably withheld), incur any new indebtedness (indebtedness of the Company which does not exist as of the date of this Note) while this Note is outstanding; provided, however, that with respect to indebtedness of like kind issued in connection with the Purchase Agreement covering this Note and other like Notes up to a total of approximately $1.2 million and indebtedness incurred in the ordinary course of business or from any strategic investors, the consent of the Payee will not be required.

5.           Prohibition on Liens.  So long as this Note is outstanding, the Company shall not create or impose any material lien, charge or encumbrance upon any material property or assets (including intellectual property) of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject, except for Permitted Liens (as defined below). Failure to comply with the terms of this Section 5 shall be deemed an Event of Default pursuant to Section 8 of this Note.  “Permitted Liens” shall mean: (1) liens in connection with the purchase of equipment secured by such equipment; (2) liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature, in each case, other than for the payment of debt incurred in the ordinary course of business; (3) liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (4) pledges or deposits by a person under worker’s compensation laws, unemployment insurance laws or similar legislation; (5) liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ liens, in each case, incurred in the ordinary course of business; (6) judgment liens not giving rise to an Event of Default so long as such lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired; (7) liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (8) liens under licensing agreements entered into by the Company for use of intellectual property entered into in the ordinary course of business.

6.           Non-Business Days.  Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due on the next succeeding business day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

7.           Representations and Warranties of the Company.  The Company represents and warrants to the Payee as follows:

(a)           The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted.

(b)           This Note has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally.

(c)           The execution, delivery and performance of this Note will not: (i) conflict with or result in a material breach of or a default under any of the terms or provisions of, (A) the Company’s articles of incorporation or by-laws, or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound; (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets; or (iii) result in the creation or imposition of any material lien or encumbrance upon any material property or assets of the Company pursuant to the terms of any agreement or instrument to which the Company is a party or may be bound or to which the Company or any of its property is subject.

(d)           No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Note.

8.           Events of Default.  The occurrence of any of the following events shall be an “Event of Default” under this Note:

(a)           the Company shall fail to make the payment of any principal amount outstanding for a period of ten (10) business days after the date such payment shall become due and payable hereunder; or

(b)           the Company shall fail to make the payment of any accrued and unpaid interest for a period of ten (10) business days after the date such interest shall become due and payable hereunder; or

(c)           any material breach by the Company of any representations or warranties made by the Company herein; or

(d)           the holder of any indebtedness of the Company shall accelerate any payment of any amount or amounts of principal or interest on any such indebtedness (the “Indebtedness”) (other than with respect to this Note and notes of like tenor) prior to its stated maturity or payment date, the aggregate principal amount of which Indebtedness is in excess of $500,000, whether such Indebtedness now exists or shall hereinafter be created, and such accelerated payment entitles the holder thereof to immediate payment of such Indebtedness which is due and owing and such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within fifteen (15) business days of such acceleration; or

(e)           A judgment or judgments for the payment of money shall be rendered against the Company for an amount in excess of $500,000 in the aggregate (net of any applicable insurance coverage) for all such judgments that shall remain unpaid for a period of sixty (60) consecutive days or more after its entry or issue or that shall not be discharged, released, dismissed, stayed or bonded (due to an appeal or otherwise) within the sixty (60) consecutive day period after its entry or issue; or

(f)           the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Federal Bankruptcy Code, as amended (the “Bankruptcy Code”) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, or (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic); or

(g)           a proceeding or case shall be commenced in respect of the Company without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of forty-five (45) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of forty-five (45) consecutive days.

9.           Remedies Upon An Event of Default.  If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may at any time at its option, (a) declare, by providing the Company with not less than ten (10) business days’ prior written notice, the entire unpaid principal balance of this Note together with all interest accrued and unpaid hereon, due and payable, and upon the Company’s receipt of such notice, the same shall be accelerated and so due and payable; provided, however, that upon the occurrence of an Event of Default described in (i) Sections 8(f) and (g), without presentment, demand, protest, or notice, all of which are hereby expressly unconditionally and irrevocably waived by the Company, the outstanding principal balance and accrued and unpaid interest hereunder shall be immediately due and payable, and (ii) Sections 8(a) through (e), the Payee may exercise or otherwise enforce any one or more of the Payee’s rights, powers, privileges, remedies and interests under this Note or applicable law.  No course of delay on the part of the Payee shall operate as a waiver thereof or otherwise prejudice the right of the Payee.  No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.  Notwithstanding anything to the contrary contained in this Note, Payee agrees that its rights and remedies hereunder are limited to receipt of cash or shares of the Company’s common stock in the amounts described herein.

10.           Replacement.  Upon receipt of a duly executed and notarized written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof), and without requiring an indemnity bond or other security, or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

11.           Parties in Interest; Transferability.  This Note shall be binding upon the Company and its successors and assigns and the terms hereof shall inure to the benefit of the Payee and its successors and permitted assigns. This Note may not be transferred or sold, pledged, hypothecated or otherwise granted as security by the Payee without the prior written consent of the Company, which consent will not be unreasonably withheld.

12.           Amendments.  This Note may not be modified or amended in any manner except in writing executed by the Company and the Payee.

13.           Notices.  Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.

Address of the Payee:	______________________
Address of the Company:
______________________
______________________
______________________
Attention:
Tel. No.:
Fax No.:
Email:

MetaStat, Inc.
27 Drydock Ave., 2nd Floor
Boston, MA 02110
Attention: Chief Executive Officer
Tel. No.: (617) 531-6500
Fax No.: (617) 482-3337
Email: dhamilton@metastat.com or
dan@metastat.com

14.           Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

15.           Headings.  Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

16.           Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee’s right to pursue actual damages for any failure by the Company to comply with the terms of this Note.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Payee and that the remedy at law for any such breach may be inadequate.  Therefore the Company agrees that, in the event of any such breach or threatened breach, the Payee shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek and obtain such equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of showing economic loss and without any bond or other security being required.

17.           Failure or Delay Not Waiver.  No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

18.           Enforcement Expenses.  The Company agrees to pay all reasonable costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys’ fees and expenses.

19.           Binding Effect.  The obligations of the Company and the Payee set forth herein shall be binding upon the successors and permitted assigns of each such party.

20.           Compliance with Securities Laws.  The Payee acknowledges and agrees that this Note is being  acquired solely for the Payee’s own account and not as a nominee for any other party, and for investment purposes only and not with a view to the resale or distribution of any part thereof, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with applicable federal and state laws.  The Payee understands that this Note constitutes “restricted securities” under applicable federal and state securities laws and that such securities have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”).  The Payee represents and warrants to the Company that the Payee is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS METASTAT, INC. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT THE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

21.           Severability.  The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

22.           Consent to Jurisdiction.  Each of the Company and the Payee (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Southern District of New York and the courts of the State of New York located in New York county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper.  Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in 13 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 13 shall affect or limit any right to serve process in any other manner permitted by applicable law.

23.           Waivers.  Except as otherwise specifically provided herein, the Company hereby waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and does hereby consent to any number of renewals or extensions of the time for payment hereof and agrees that any such renewals or extensions may be made without notice and without affecting its liability herein, AND DOES HEREBY WAIVE TRIAL BY JURY.  No delay or omission on the part of the Payee in exercising its rights under this Note, or course of conduct relating hereto, shall operate as a waiver of such rights or any other right of the Payee, nor shall any waiver by the Payee of any such right or rights on any one occasion be deemed a waiver of the same right or rights on any future occasion.

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IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

METASTAT, INC.

By: __________________ Name: Douglas A. Hamilton Title: President, CEO